UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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STARWOOD PROPERTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830

April 1, 2016

Dear Fellow Stockholders:

The directors and officers of Starwood Property Trust, Inc. (the “Company”) join me in extending to you a cordial invitation to attend the Company’s 2016 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held on April 27, 2016 at 2:00 p.m., Eastern time, at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut 06830.

Enclosed you will find the notice of meeting, proxy statement and proxy card. At the Annual Meeting, we are seeking to elect six directors. The stockholders will also be asked to vote on an advisory basis to approve the Company’s executive compensation as disclosed in the accompanying proxy statement and to vote to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current calendar year.

Your management and Board of Directors unanimously recommend that you vote FOR the election of each of the nominees for director, FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the accompanying proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current calendar year.

It is very important that your shares be represented at the Annual Meeting, whether or not you plan to attend personally. Therefore, please submit your proxy as promptly as possible—by telephone, via the Internet or by completing, signing and returning the enclosed proxy card in the postage-prepaid envelope provided. This will ensure that your shares are represented at the Annual Meeting.

Thank you for your continuing support.

Yours very truly,

Barry S. Sternlicht
Chairman and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF
STOCKHOLDERS
TO BE HELD ON APRIL 27, 2016

To the Stockholders of Starwood Property Trust, Inc.:

NOTICE IS HEREBY GIVEN that the 2016 annual meeting of stockholders (the “Annual Meeting”) of Starwood Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut 06830, on April 27, 2016 at 2:00 p.m., Eastern time, to consider and vote on the following matters:

1.	The election of the six director nominees identified in the accompanying proxy statement, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;
2.	The approval, on an advisory basis, of the Company’s executive compensation as disclosed in the accompanying proxy statement;
3.	The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016; and
4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Details concerning those matters to come before the Annual Meeting are set forth in the accompanying proxy statement for your inspection.

The proxy statement, proxy card and Notice of Annual Meeting are first being mailed to holders of the Company’s common stock, par value $.01 per share (the “Common Stock”), on or about April 1, 2016. We have also enclosed the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2015. We hope you will find it informative.

Our Board of Directors has fixed March 10, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any meetings held upon adjournment or postponement thereof. Only the holders of record of the Company’s shares of Common Stock as of the close of business on March 10, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person. The presence at the meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum. Your vote is important. Whether or not you plan to attend the meeting, please authorize proxies to cast your votes today by following the easy instructions on the enclosed proxy card.

By Order of the Board of Directors,

Andrew J. Sossen
Secretary

Dated: April 1, 2016
Greenwich, Connecticut

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY; PLEASE PROMPTLY VOTE BY TELEPHONE OR VIA THE INTERNET, OR MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED, THE COMPANY’S PROXY SOLICITOR, TOLL-FREE AT 888-750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT 212-750-5833).

Important Notice Regarding Internet Availability of Proxy Materials for the 2016 Annual Meeting to Be Held on April 27, 2016

Our proxy materials relating to the Annual Meeting (notice, proxy statement and annual report) are available on our website at www.starwoodpropertytrust.com.

Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING ANNUAL MEETING, SOLICITATION AND VOTING

This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are being provided in connection with the solicitation of proxies by the Board of Directors of Starwood Property Trust, Inc., a Maryland corporation (the “Company,” “we,” “us” or “our”), for use at the 2016 annual meeting of stockholders (the “Annual Meeting”) to be held at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut 06830, on April 27, 2016 at 2:00 p.m., Eastern time, and any adjournments or postponements thereof. The mailing address of the Company’s principal executive offices is Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to holders of the Company’s Common Stock (as defined below) on or about April 1, 2016.

Matters to Be Voted on at the Annual Meeting

At the Annual Meeting, the following matters will be voted on:

1.	The election of the six director nominees identified in this Proxy Statement, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;
2.	The approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement;
3.	The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016; and
4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders Entitled to Vote

The Board of Directors has fixed March 10, 2016 as the record date for the determination of stockholders entitled to notice of and to vote their shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at the Annual Meeting. As of March 10, 2016, the Company had outstanding 237,036,175 shares of Common Stock. Each share of Common Stock entitles its holder to one vote.

Voting at the Annual Meeting

If the accompanying proxy card is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the shares of Common Stock represented by the proxy will be voted as follows:

FOR the election of each of the director nominees;

FOR the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement; and

FOR the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the calendar year ending December 31, 2016.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date this Proxy Statement was printed, the Company did not know of any other matter to be raised at the Annual Meeting.

Required Vote

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for purposes of transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder that holds shares for a beneficial owner in “street name” (each, a “record holder”) does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Election of each nominee for the six director positions (Proposal 1) requires the affirmative FOR vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. Votes “withheld” from one or more director nominees therefore will have no effect on the outcome of the vote with respect to the election of directors. For additional details, including a description of our director resignation policy, see the section of this Proxy Statement entitled “Proposal 1: Election of Directors.”

The affirmative FOR vote of a majority of votes cast at the Annual Meeting is required to approve all other proposals, including the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement (Proposal 2) and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016 (Proposal 3). In tabulating the voting result for any particular proposal, abstentions and, if applicable, broker non-votes, are not counted as votes FOR or AGAINST the proposals.

Although the advisory vote on the Company’s executive compensation as disclosed in this Proxy Statement (Proposal 2) is non-binding, the Board will review the results of the vote and will take them into account as appropriate when making decisions regarding executive compensation.

Under the rules of the New York Stock Exchange (the “NYSE”), a record holder has the authority to vote your shares on certain matters when it does not receive voting instructions from you. Record holders that do not receive voting instructions are entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016 (Proposal 3). Absent instructions from you, record holders may not vote on the proposal regarding election of directors (Proposal 1) or on the advisory proposal regarding executive compensation (Proposal 2) and broker non-votes will occur.

How to Vote

You may vote at the Annual Meeting in any of the following ways:

Submitting a Proxy by Telephone or via the Internet:   If you are a stockholder of record, you may appoint your proxy by telephone, or electronically via the Internet, by following the instructions on your proxy card. Easy-to-follow prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. The Company’s telephone and Internet proxy submission procedures are designed to authenticate stockholders by using individual control numbers. If you hold your shares in street name, please check your voting instruction card or contact your bank or broker to determine whether you will be able to provide your instructions by telephone or via the Internet.

Submitting a Proxy by Mail:   If you are a stockholder of record, you can appoint your proxy by marking, dating and signing your proxy card and returning it by mail in the postage-prepaid envelope provided. If you hold your shares in street name, you can instruct your bank or broker to vote by following the directions on your voting instruction card.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Voting in Person at the Annual Meeting:   Stockholders of record may vote in person by ballot at the Annual Meeting. Stockholders who own their shares in street name may vote in person at the Annual Meeting only if they provide a legal proxy, executed in their favor, from the holder of record of their shares.

Please note that even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance to ensure your shares are represented. Your voting in person at the Annual Meeting will be a revocation of any previously submitted proxy.

Revocation of Proxies

A person submitting a proxy has the power to revoke it at any time before it is exercised by (a) attending the Annual Meeting and voting in person, (b) duly executing and delivering a proxy bearing a later date prior to the Annual Meeting or (c) sending written notice of revocation to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830, which written notice must be received by the Company’s Secretary by 5:00 p.m., Eastern time, on April 25, 2015.

Confidentiality of Voting

The Company keeps all proxies, ballots and voting tabulations confidential as a matter of practice. The Company only lets its proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), and its Inspector of Election, American Stock Transfer & Trust Company (“AST”), examine these documents. Occasionally, stockholders provide written comments on their proxy card, which then may be forwarded to the Company’s management by AST.

Tabulation of Voting Results

AST, the Company’s independent tabulating agent, will count the votes and act as the Inspector of Election at the Annual Meeting.

Solicitation of Proxies

The Company will pay the expenses of soliciting proxies in connection with this Proxy Statement. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on the Company’s behalf by directors, officers or employees of the Company or its subsidiaries, without additional compensation. The Company asks brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the stock held of record by such persons and to obtain authority to execute proxies, for which the Company will reimburse such persons. Innisfree has been engaged to assist in the solicitation of proxies for the Company for a fee of $15,000 plus reasonable out-of-pocket expenses. When recording votes by telephone or via the Internet, the Company will use procedures designed to authenticate stockholders’ identities, which will allow stockholders to authorize the voting of their shares in accordance with their instructions and confirm that their instructions have been recorded properly.

Attendance at the Annual Meeting

All stockholders of record as of the close of business on the record date, March 10, 2016, may attend the Annual Meeting. Institutional or entity stockholders are permitted to bring one representative. Attendance at the Annual Meeting will be on a first-come, first-served basis upon arrival at the meeting. Proof of stock ownership as of the record date, such as a bank or brokerage statement, and a government-issued photo identification, such as a valid driver’s license or passport, will be required for admission to the Annual Meeting.

After the formal business of the Annual Meeting has been concluded and adjourned, the Chairman of the Board of Directors will answer questions from stockholders of record as of the close of business on the record date and their representatives during a designated period. In order to ensure that all stockholders and representatives thereof who wish to speak may have an opportunity, each stockholder or representative thereof will be permitted to ask two questions and will be limited to two minutes to present each question. Such questions must be confined to matters properly before the Annual Meeting and of general Company concern.

List of Stockholders

A list of stockholders entitled to vote at and attend the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, at the Company’s principal executive offices at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830, by contacting the Secretary of the Company.

Availability of Annual Report and Proxy Materials on the Internet

This Proxy Statement and the Annual Report on Form 10-K for the calendar year ended December 31, 2015 are available on the Company’s website at www.starwoodpropertytrust.com.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of each of the nominees for director, FOR the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement and FOR the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the calendar year ending December 31, 2016.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum required by the Maryland General Corporation Law nor more than 15. The Company’s Board of Directors is currently comprised of six members.

At the Annual Meeting, six directors will be elected to serve on the Board of Directors, each for a one-year term expiring in 2017 and each until his or her respective successor is duly elected and qualified. The shares of Common Stock represented by the accompanying proxy will be voted for the election as directors of the six nominees named below, unless a vote is withheld from any of the six individual nominees. Each nominee has agreed to serve as a director if elected, and the Board of Directors expects that each nominee will be available for election as a director. However, if any nominee becomes unavailable or unwilling to serve as a director for any reason, shares of Common Stock represented by the accompanying proxy will be voted for such other person as the Board of Directors may nominate.

Election of each nominee for the six director positions requires the affirmative FOR vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. However, pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes withheld from his or her election than votes for his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the Chairman for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then review the director’s continuation on the Board of Directors and recommend to the Board of Directors whether the Board of Directors should accept such tendered resignation. The Board of Directors will promptly and publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Information Concerning the Director Nominees

The Board of Directors has unanimously proposed Richard D. Bronson, Jeffrey G. Dishner, Camille J. Douglas, Solomon J. Kumin, Barry S. Sternlicht and Strauss Zelnick as nominees for election as directors of the Company, each to serve for a one-year term expiring in 2017 and each until his or her respective successor is duly elected and qualified. Each nominee is currently a director of the Company.

We believe all of the nominees are individuals with a reputation for integrity, who demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board of Directors and management. The Nominating and Corporate Governance Committee, as well as the full Board of Directors, examine a number of qualifications, attributes and criteria when identifying and selecting candidates to serve as a director, including a candidate’s experience, skills, expertise, diversity, age, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the Board of Directors, as discussed in the section of this Proxy Statement entitled “Corporate Governance—Board and Committee Meetings—Nominating and Corporate Governance Committee.”

Information concerning the names, ages, terms and positions with the Company and business experience of the nominees for election as directors is set forth below. This information includes each nominee’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each nominee that led to the Board’s conclusion that the particular nominee should serve as a director. In addition, set forth below is the period during which each nominee has served as a director of the Company. Ages shown for all directors are as of December 31, 2015. The information presented below has been confirmed by each nominee for purposes of its inclusion in this Proxy Statement.

Name	Age	Position(s)	Committee Membership(s)
Richard D. Bronson	70	Lead Independent Director	Audit Committee, Compensation Committee (Chairperson) and Nominating and Corporate Governance Committee
Jeffrey G. Dishner	51	Director	Investment Committee
Camille J. Douglas	64	Director	Audit Committee and Nominating and Corporate Governance Committee
Solomon J. Kumin	40	Director	Compensation Committee and Investment Committee
Barry S. Sternlicht	55	Chairman of the Board of Directors and Chief Executive Officer	Investment Committee (Chairperson)
Strauss Zelnick	58	Director	Audit Committee (Chairperson), Compensation Committee, Nominating and Corporate Governance Committee (Chairperson) and Investment Committee

Richard D. Bronson has been a director of the Company since its inception in 2009. Since 2000, Mr. Bronson has been the Chief Executive Officer of The Bronson Companies, LLC, a real estate development company based in Beverly Hills, California. Mr. Bronson has been involved in the development of several shopping centers and office buildings throughout the United States. Mr. Bronson serves as a trustee of Colony Starwood Homes, a publicly traded real estate investment trust focused on the single-family residential business based in Scottsdale, Arizona in which an affiliate of the Company is a stockholder (“Colony Starwood Homes”). Mr. Bronson previously was the President of New City Development, an affiliate of Mirage Resorts, where he oversaw many of the company’s new business initiatives and activities outside of Nevada. Mr. Bronson also previously served as a director of Mirage Resorts and as a director of TRI Pointe Homes, Inc., a homebuilder based in Irvine, California in which an affiliate of the Company is a stockholder (“TRI Pointe Homes”). Mr. Bronson is on the Advisory Board of the Neurosurgery Division at UCLA Medical Center. Mr. Bronson has also served as Vice President of the International Council of Shopping Centers, an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson is the founder and President of Native American Empowerment, LLC, a private company dedicated to monitoring, advocating and pursuing Native American gaming opportunities and tribal economic advancement. Mr. Bronson’s experience and knowledge in the real estate industry enable him to provide valuable insight into potential investments and the current state of the commercial real estate markets.

Jeffrey G. Dishner has been a director of the Company since its inception in 2009. He serves as an Executive Vice President of SPT Management, LLC, our manager and an affiliate of the Company (the “Manager”). He is also a Senior Managing Director and the Global Head of Real Estate Acquisitions of Starwood Capital Group Global, L.P., a privately-held global investment management firm and an affiliate of the Company (“Starwood Capital Group”). Mr. Dishner is additionally a member of the Executive and Investment Committees of Starwood Capital Group. Prior to joining Starwood Capital Group in 1994, Mr. Dishner worked in the Commercial Mortgage Finance Group of J.P. Morgan & Co., where he focused on whole-loan dispositions and securitizations for various thrift institutions from 1993 to 1994. Prior to J.P. Morgan & Co., Mr. Dishner was a member of the Acquisitions Group at JMB Realty Corporation from 1987 to 1991. He serves on the European Advisory Board of the Amos Tuck School at Dartmouth College. Mr. Dishner received a B.S. degree in

Economics from the Wharton School of Finance at the University of Pennsylvania and an M.B.A. degree from the Amos Tuck School at Dartmouth College. Mr. Dishner’s experience in the commercial real estate markets enables him to provide important perspectives on the Company’s investments and the current state of the global commercial real estate markets.

Camille J. Douglas has been a director of the Company since 2010. Ms. Douglas is a Managing Director at the LeFrak Organization, which owns, develops and manages real estate properties in the New York, Miami and Los Angeles metropolitan areas, among others. Since 2010, Ms. Douglas has also been a Senior Vice President, an Advisor and a Senior Advisor at the LeFrak Organization. Previously, Ms. Douglas was the Founder and Principal of Mainstreet Capital Partners, a private firm focusing on global real estate financial advisory services and transactions for clients in the U.S., the U.K., Brazil and India. From 1982 to 1994, Ms. Douglas was Senior Vice President, Finance, of Olympia & York, and from 1977 to 1982 she was a Vice President at Morgan Stanley & Co. Ms. Douglas is also currently an Adjunct Professor in Finance and Economics at Columbia Business School. She holds a B.A. degree from Smith College and a Masters degree from Harvard University Graduate School of Design. Ms. Douglas’ 40 years of experience in commercial real estate investment, development and finance enables her to provide important perspectives on the Company’s investments as well as potential financings for the Company’s investments.

Solomon J. Kumin has been a director of the Company since 2014. Mr. Kumin is the Chief Executive Officer of Folger Hill Asset Management LLC, an asset management firm that he established in 2014. From 2008 to 2014, he was the Chief Operating Officer of S.A.C. Capital Advisors, L.P., an asset management firm. He previously served as the Head of Global Business Development and the Chief Operating Officer of CR Intrinsic Investors, an affiliate of S.A.C. Capital Advisors, L.P. Prior to joining S.A.C. Capital Advisors, L.P. in 2005, he was a Vice President, Institutional Sales at Sanford C. Bernstein, a subsidiary of AllianceBernstein L.P. Mr. Kumin started his career at Lazard Asset Management as a Marketing Associate in 1999. Mr. Kumin serves as a member of the Board of the Krieger School of Arts and Sciences of The Johns Hopkins University, a Board member and co-head of the Investment Committee of St. Paul’s School in Concord, New Hampshire, a member of the Board of the Fessenden School, West Newton, MA, a member of the Board and the executive committee of the US Lacrosse Foundation and a co-founder of the Boston Investment Conference for Boston Children’s Hospital. Mr. Kumin received a B.A. degree in Political Science from The Johns Hopkins University. Mr. Kumin’s experience and knowledge in the asset management industry enable him to provide valuable insight on the Company’s operations management, capital markets and portfolio allocation.

Barry S. Sternlicht has been the Chairman of the Board of Directors and the Chief Executive Officer of the Company since its inception in 2009. He has been the President and Chief Executive Officer of Starwood Capital Group, a privately-held global investment firm and an affiliate of the Company, since its formation in 1991. He is also the Chairman and Chief Executive Officer of Starwood Capital Group Management, L.L.C., a registered investment advisor and an affiliate of the Company. Over the past 25 years, Mr. Sternlicht has structured investment transactions with an aggregate asset value of approximately $69.5 billion. From 1995 to 2005, he was the Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood Hotels”), a NYSE-listed hotel and leisure company that he founded. Mr. Sternlicht is the Chairman of the Board of TRI Pointe Homes, in which an affiliate of the Company is a stockholder, and Baccarat S.A., a crystal maker. In 2008, Mr. Sternlicht founded and became the Chairman and Chief Executive Officer of SH Group, a hotel management company that owns and manages Baccarat Hotels & Resorts and 1 Hotels brands. Mr. Sternlicht is also the co-Chairman of the Board of Colony Starwood Homes, in which an affiliate of the Company is a stockholder. He also serves on the Board of Directors of The Estée Lauder Companies and the Real Estate Roundtable, and previously served on the Boards of Directors of Restoration Hardware and A.S. Roma. Mr. Sternlicht is a Trustee of Brown University. Additionally, he serves on the boards of the Robin Hood Foundation (of which he is the former Chairman), the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts. He is a member of the U.S. Olympic and Paralympic Foundation Trustee Council, the World Presidents Organization and the Urban Land Institute. Mr. Sternlicht received a B.A. degree, magna cum laude, with honors from Brown University. He later earned an M.B.A. degree with distinction from Harvard Business School. Mr. Sternlicht’s extensive experience in both the commercial real estate markets and as a senior executive and director of other publicly traded corporations enables him to provide the Board with leadership and financial expertise as well as insight into the current status of the global financial markets.

Strauss Zelnick has been a director of the Company since its inception in 2009. Mr. Zelnick is a founding partner of ZMC LP, a media enterprise which manages and holds interests in an array of businesses in the United States, Canada, Europe, Asia and Australia. Prior to forming ZMC LP in 2001, Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment, a music and entertainment company, from 1998 to 2000. Mr. Zelnick served as President and Chief Executive Officer of the company’s North American business unit from 1995 to 1998. Before joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a producer and distributor of interactive entertainment software. Prior to that, he spent four years as President and Chief Operating Officer of 20th Century Fox, where he managed all aspects of Fox Inc.’s worldwide motion picture production and distribution business. Previously, he spent three years at Vestron Inc., two of which as the company’s President and Chief Operating Officer. Mr. Zelnick also served as Vice President, International Television, at Columbia Pictures. Mr. Zelnick currently represents ZMC LP on the Boards of Alloy, L.L.C. and 9 Story Limited and serves as the Chairman of the Board of Directors of ITN Networks and the Chief Executive Officer and Chairman of the Board of Directors of Take-Two Interactive Software, Inc. He previously served as a director of Blockbuster, Inc. He holds a B.A. degree from Wesleyan University, an M.B.A. degree from Harvard Business School and a J.D. degree from Harvard Law School. Mr. Zelnick’s experience as a director and senior executive of publicly traded corporations enables him to provide the Company with leadership and financial expertise.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each of the nominees for director named above.

COMPENSATION OF DIRECTORS

Executive directors do not receive compensation for serving on the Company’s Board of Directors. For these purposes, an “executive director” is a member of the Company’s Board of Directors who is also an employee of Starwood Capital Group or an affiliate thereof.

As of May 2015, each non-executive director was entitled to receive the following compensation for service as a member of the Board of Directors and as a member of the committees of the Board of Directors:

•	Annual Board of Directors membership cash retainer of $90,000, payable in quarterly installments in conjunction with quarterly meetings of the Board of Directors;
•	Board committee Chairperson cash retainers of $15,000 with respect to the Audit Committee, $12,500 with respect to the Compensation Committee and $7,500 with respect to the Nominating and Corporate Governance Committee;
•	Board committee membership cash retainers of $5,000 with respect to the Audit Committee, $2,500 with respect to the Compensation Committee, $2,500 with respect to the Investment Committee and $1,000 with respect to the Nominating and Corporate Governance Committee;
•	Lead Independent Director cash retainer of $30,000;
•	Annual Board equity award of $110,000, payable in the form of restricted shares of Common Stock that vest on the one-year anniversary of the date of grant, subject to the director’s continued service on the Company’s Board of Directors, calculated based on the closing price of a share of Common Stock on the date of grant, under the Starwood Property Trust, Inc. Non-Executive Director Stock Plan (the “Director Stock Plan”); and
•	Reimbursement of reasonable travel expenses incurred in connection with attendance at Board of Directors and committee meetings.

The table below summarizes the compensation paid by the Company to its non-executive directors for the calendar year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Richard D. Bronson	$128,500	$110,000	—	—	—	—	$238,500
Camille J. Douglas	$96,000	$110,000	—	—	—	—	$206,000
Solomon J. Kumin	$95,000	$110,000	—	—	—	—	$205,000
Strauss Zelnick	$105,000	$110,000	—	—	—	—	$215,000
(1)	The non-executive directors received their annual equity award in two installments. On October 9, 2015, the non-executive directors received 4,247 restricted shares of Common Stock. On February 22, 2016, the non-executive directors received 944 restricted shares of Common Stock. The amounts reported in this column for such awards are based on a closing price of $21.19 per share of Common Stock on the date of grant.
(2)	As of December 31, 2015, Mr. Bronson held 4,247 unvested restricted stock awards in the aggregate, Ms. Douglas held 4,247 unvested restricted stock awards in the aggregate, Mr. Kumin held 4,247 unvested restricted stock awards in the aggregate and Mr. Zelnick held 4,247 unvested restricted stock awards in the aggregate, for a total unvested share count of 16,988.

The Compensation Committee and the Board of Directors aim to provide and maintain competitive director compensation levels and minimize the complexity of the Company’s fee structure. For 2016, each non-executive director is contemplated to be entitled to receive the same levels of compensation for service as a member of the Board of Directors and as a member of the committees of the Board of Directors as for 2015.

The Board of Directors has adopted a guideline for equity ownership equal to at least three times the value of the annual cash retainer, or $270,000. Directors have had five years from the time of the implementation of the guideline in 2011 or, if later, their election to the Board to obtain this level of equity ownership. Restricted stock awards made by the Company in connection with Board and Board committee service may be counted toward achieving the equity ownership guidelines. As of March 10, 2016, 17,791 shares of Common Stock were available for issuance under the Director Stock Plan and 20,764 shares of Common Stock were subject to unvested awards granted under the Director Stock Plan.

We have also entered into an indemnification agreement with each of our directors that provides for indemnification, to the fullest extent permitted by applicable law and subject to certain conditions, with respect to certain expenses and claims that such director incurs or becomes party to by reason of the fact that such director is or was an officer, director, trustee, employee or agent of the Company or any of our subsidiaries or affiliates. Pursuant to such indemnification agreements, our directors may also obtain advancement of certain of such expenses. Such indemnification will be reduced to the extent that such directors are indemnified under the directors’ and officers’ liability insurance maintained by the Company. A copy of the form of such indemnification agreements is an exhibit to the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2015, as filed with the SEC.

CORPORATE GOVERNANCE

Determination of Director Independence

Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE (“Independent Directors”). The Board of Directors reviews annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the listing standards of the NYSE or under applicable law. The Board may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of the NYSE or under applicable law, the director must promptly inform the Chairperson of the Nominating and Corporate Governance Committee.

The Board of Directors considered all relevant facts and circumstances in assessing director independence and has determined that each of Mr. Bronson, Ms. Douglas, Mr. Kumin and Mr. Zelnick is an Independent Director under the listing standards of the NYSE.

In making this determination with respect to Mr. Bronson, the Board of Directors took into account the relationships between the Company and Colony Starwood Homes, in which an affiliate of the Company is a stockholder and of which Mr. Bronson is a trustee. In making this determination with respect to Ms. Douglas, the Board of Directors took into account a joint venture between Starwood Capital Group, an affiliate of the Company, and the LeFrak Organization, for which Ms. Douglas is a Managing Director, which exists for the purpose of building a hotel in Miami, Florida. In making this determination with respect to Mr. Zelnick, the Board of Directors took into account investments of Mr. Sternlicht, our Chairman and Chief Executive Officer, in two ZMC LP-sponsored funds of which Mr. Zelnick is the founder and managing partner, each of which is equal to less than 2% of such funds, as well as Mr. Sternlicht’s service on an advisory board of an affiliate of ZMC LP.

Board Leadership Structure and Role in Risk Oversight

Mr. Sternlicht serves as both Chief Executive Officer and as Chairman of the Board of Directors. The Board of Directors believes that this leadership structure is appropriate and has enabled the Company to attract and retain a strong Chief Executive Officer. This structure avoids any lack of clarity over who runs the Company and results in a leader of the Board of Directors with greater substantive knowledge of the Company and the industry in which it operates than would otherwise be the case. The Board of Directors believes the Company’s overall corporate governance policies and practices, combined with the strength of the Company’s Independent Directors, minimize any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman. In the Board of Directors’ view, splitting the roles would potentially have the consequence of making the Company’s management and governance processes less effective than they are today through undesirable duplication of work and, in the worst case, lead to a blurring of the clear lines of accountability and responsibility, without any clear offsetting benefits.

Our Corporate Governance Guidelines contemplate that the Independent Directors will designate one of the Independent Directors to serve as Lead Independent Director. Mr. Bronson currently serves as Lead Independent Director. The Lead Independent Director works with the Chief Executive Officer and Chairman to ensure that the Board of Directors discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board of Directors and management. In addition, the Lead Independent Director’s duties include facilitating communication with the Board of Directors and presiding over regularly conducted executive sessions of the Independent Directors and other non-executive directors or sessions where the Chairman is not present. It is the role of the Lead Independent Director to review and approve matters such as meeting agendas, meeting schedule sufficiency and, where appropriate, other information provided to the other directors. The Lead Independent Director serves as the liaison between the Chairman and the Independent Directors; however, all directors are encouraged to, and in fact do, consult with the Chairman on each of the above topics. The Lead Independent

Director, and each of the other directors, communicates regularly with the Chairman regarding appropriate agenda topics and other matters related to the Board of Directors. The Lead Independent Director has the authority to call meetings of the Independent Directors and is available for consultation and direct communication with major stockholders. In performing these duties, the Lead Independent Director consults with the Chairpersons of the appropriate committees of the Board of Directors and solicits their participation in order to avoid diluting the authority of responsibilities of such committee Chairpersons.

The Board of Directors believes that having a combined Chief Executive Officer and Chairman and a Lead Independent Director having significant and well-defined responsibilities as described above enhances the Chief Executive Officer and Chairman’s ability to provide insight and direction on important strategic initiatives to both management and the Independent Directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions of the Board of Directors, and accordingly facilitates the overall functioning of the Board of Directors.

The members of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of the Board of Directors, including their respective Chairpersons, are comprised entirely of Independent Directors who serve in oversight roles. Through these committees, the Board is actively involved in oversight of risk, compliance, possible conflicts of interest and related party transactions, and business results. Members of the Board of Directors have access to management and outside advisors; thus, the Chairman is not the sole source of information for the Board of Directors.

The Manager is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of Independent Directors.

Board and Committee Meetings

The Board of Directors has four standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Investment Committee. The current charters for each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are available on the Company’s website, www.starwoodpropertytrust.com, under the heading “Investor Relations” and the subheading “Corporate Governance.” Further, the Company will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830.

The following descriptions of the functions performed by the committees of the Board of Directors are general in nature and are qualified in their entirety by reference to the committees’ charters.

Audit Committee

The Audit Committee, presently composed of Mr. Zelnick (Chairperson), Mr. Bronson and Ms. Douglas, is responsible for the selection, evaluation and oversight of the Company’s independent auditors, as well as oversight of the financial reporting process and internal controls of the Company. Each Audit Committee member is “independent” as defined in the NYSE listing standards. The Board of Directors has determined that Mr. Zelnick qualifies as an “audit committee financial expert” as defined in the applicable U.S. Securities and Exchange Commission (“SEC”) rules, and the Board of Directors has determined that Mr. Zelnick has accounting and related financial management expertise and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the NYSE. The Audit Committee met four times during the calendar year ended December 31, 2015.

The primary purposes of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, (a) assisting the Board of Directors’ oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function and (b) preparing the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, presently composed of Mr. Zelnick (Chairperson), Mr. Bronson and Ms. Douglas, recommends to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors, advises the Board of Directors with respect to the composition of the Board of Directors, procedures and committees, advises the Board of Directors with respect to the corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and the Company’s management. Each Nominating and Corporate Governance Committee member is “independent” as defined in the NYSE listing standards. The Nominating and Corporate Governance Committee met two times during the calendar year ended December 31, 2015.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholder meeting:

•	not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; or
•	in the event that the date of the mailing of the notice for the annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders, not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting of stockholders or the tenth day following the day on which disclosure of the date of mailing of the notice for such meeting is first made by the Company.

The deadline for such notice of a stockholder nomination is the same as the deadline for notice of a stockholder proposal submitted outside of Rule 14a-8 with respect to the 2017 annual meeting of stockholders, which is discussed in the section of this Proxy Statement entitled “Stockholder Proposals for the 2017 Annual Meeting.” The Bylaws also provide that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, the notice must include:

•	the name and record address of the stockholder, as they appear on the Company’s stock ledger, and of such beneficial owner;
•	the number of shares of each class of stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; and
•	any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

In considering the qualifications, attributes and criteria for serving as a director of the Company, the Nominating and Corporate Governance Committee examines a candidate’s experience, skills, expertise, diversity, age, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the Board. Although there is no specific policy on diversity, the Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds and experience.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. However, in addition to taking into consideration the needs of the Board of Directors and the qualifications of the candidate, the committee may also consider the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating and Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate and reviews the person’s accomplishments and qualifications. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Compensation Committee

The Compensation Committee, presently composed of Mr. Bronson (Chairperson), Mr. Kumin and Mr. Zelnick, oversees the Company’s compensation practices, including its executive compensation plans, and its incentive compensation and equity-based plans. The Compensation Committee also oversees the annual review of the Management Agreement, dated as of August 11, 2009, by and among the Company and the Manager, as the same may be amended from time to time (the “Management Agreement”), and oversees the annual review of the Starwood Property Trust, Inc. Manager Equity Plan, the Starwood Property Trust, Inc. Equity Plan (the “Equity Plan”) and the Director Stock Plan, each as adopted on August 11, 2009, as the same may be amended from time to time. The primary responsibilities of the Compensation Committee additionally include reviewing and discussing with management the Company’s compensation discussion and analysis (the “CD&A”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC and preparing the Compensation Committee Report as required by the rules of the SEC. The Compensation Committee further oversees the review and approval of general compensation pools and plans for the employees of our LNR Europe/Hatfield Philips International and Real Estate Investing & Servicing business divisions. Each Compensation Committee member is “independent” as defined in the NYSE listing standards. The Compensation Committee met two times during the calendar year ended December 31, 2015.

The Compensation Committee has authority to determine the compensation payable to the Company’s directors and to grant awards under the Company’s equity incentive plans and from time to time may solicit recommendations from the Company’s executive officers and/or outside compensation consultants in determining the amount or form of such director compensation or awards. The Compensation Committee also has authority to review and, where applicable, approve base salary and target bonus levels to be paid by an affiliate of the Manager and equity-based compensation to be made to the Company’s named executive officers. In determining the amount and form of such compensation, the Compensation Committee seeks recommendations from time to time from the Company’s Chairman and Chief Executive Officer and/or outside compensation consultants. The Compensation Committee also oversees risk when it considers granting equity awards to the Manager under the Management Agreement, including with respect to the review of performance-related factors (such as achievement of specified levels of net income) when granting such awards. For example, in evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead the Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. As a result, the Compensation Committee evaluates performance-related factors (such as net income) in conjunction with other key risk exposure factors in making grants to the Manager.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks required to be disclosed during the calendar year ended December 31, 2015. The directors who were members of the Compensation Committee during the calendar year ended December 31, 2015 included Mr. Bronson, Mr. Kumin and Mr. Zelnick, none of whom are, or have been, officers or employees of the Company and none of whom had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

Investment Committee

The Investment Committee, currently composed of Mr. Sternlicht (Chairperson), Mr. Dishner, Mr. Kumin and Mr. Zelnick, is responsible for the supervision of our Manager’s compliance with our investment guidelines and conducting periodic reviews of our investment portfolio at least quarterly or more frequently as necessary. In addition, any proposed investment valued between $150 million and $250 million of our equity capital will require the approval of the Investment Committee, while any proposed investment valued at more than $250 million of our equity capital will require the approval of the full Board of Directors.

Executive Sessions of Non-Executive and Independent Directors

Executive sessions of the non-executive directors occur regularly during the course of the year. “Non-executive directors” include all Independent Directors and any other non-management directors. Mr. Bronson, our Lead Independent Director, is responsible for presiding over executive sessions of the non-executive directors. In addition, in the event that the non-executive directors include any director who is not an Independent Director, an executive session of only the Independent Directors will occur at least once a year.

Number of Meetings of the Board of Directors and Attendance in 2015

The Board of Directors met seven times during the calendar year ended December 31, 2015, including both regularly scheduled and special meetings. Each director attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during the period in the calendar year ended December 31, 2015 for which such director served. The Company expects each director serving on its Board of Directors to regularly attend meetings of the Board of Directors and the committees on which such director serves, and to review, prior to meetings, material distributed in advance of such meetings. A director who is unable to attend a meeting is expected to notify the Chairman of the Board of Directors or the chairperson of the appropriate committee in advance of such meeting. The Company expects each director to attend the annual meetings of stockholders and a director who is unable to attend such a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board of Directors in advance of such meeting. Five of our six incumbent directors attended our 2015 annual meeting of stockholders.

Report of the Audit Committee

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Audit Committee are “independent” as defined in the NYSE listing standards.

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with GAAP.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the calendar year ended December 31, 2015. The Audit Committee has also discussed with Deloitte & Touche LLP the other matters required to be discussed under applicable auditing standards.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP and has considered the compatibility of non-audit services with independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2015 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Strauss Zelnick (Chairperson)
Richard D. Bronson
Camille J. Douglas

Information on Corporate Governance and Communications with the Board

The Company maintains a corporate governance section on its website to provide relevant information to stockholders and other interested parties. Corporate governance information available on the website includes the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of the Board of Directors, the Corporate Governance Guidelines of the Company, the Code of Business Conduct and Ethics and the Code of Ethics applicable to the Principal Executive Officer and Senior Financial Officers of the Company. This information is available on the Company’s website, www.starwoodpropertytrust.com, under the heading “Investor Relations” and the subheading “Corporate Governance,” and the information is available in print without charge to any stockholder upon written request to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830.

Any interested party may initiate communications with the Board, the Chairman, the Lead Independent Director, the Independent Directors as a group or any individual director or directors by writing to our Secretary at the address set forth above. You should indicate on the outside of the envelope the intended recipient of your communication (i.e., the full Board, the Independent Directors as a group or any individual director or directors). The Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the recipient’s consideration.

EXECUTIVE OFFICERS

Information concerning the names, ages, terms and positions with the Company and business experience of the executive officers of the Company is set forth below. Ages shown for all executive officers are as of December 31, 2015.

Name	Age	Position(s)
Barry S. Sternlicht	55	Chairman of the Board of Directors and Chief Executive Officer
Jeffrey F. DiModica	49	President
Andrew J. Sossen	39	Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President
Rina Paniry	42	Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer

In addition to Mr. Sternlicht, for whom biographical information is provided in the section of this Proxy Statement entitled “Proposal 1: Election of Directors,” the following individuals serve as the Company’s executive officers.

Jeffrey F. DiModica, CFA, has been the Company’s President since September 2014. He has also served as a Managing Director of an affiliate of the Manager since July 2014. Mr. DiModica served as a director of the Company from its inception in 2009 to July 2014. From 2007 to 2014, Mr. DiModica was a Managing Director and the Head of MBS/ABS/CMBS Sales and Strategy for the Royal Bank of Scotland (“RBS”), a global financial services firm. In that role, he was responsible for the distribution of mortgage-backed securities (“MBS”), asset-backed securities (“ABS”) and commercial mortgage-backed securities (“CMBS”) to institutional clients, including banks, hedge funds, insurance companies and money managers. Previously, from 2001 to 2007, Mr. DiModica headed the Boston sales office for RBS. Prior to joining RBS, from 1993 to 2001, Mr. DiModica sold derivative and MBS products to institutional clients for Merrill Lynch in Boston. Mr. DiModica began his career in the Merchant and Investment Banking Group of the Commercial Real Estate Department at Chemical Bank from 1989 to 1991. Mr. DiModica is a member of the Young Presidents Organization and serves on the Board of Virtual Enterprises International, a non-profit focused on teaching career and entrepreneurial skills to inner city high school students. Mr. DiModica received a B.S./B.A. degree with a concentration in Finance from Boston University, an M.B.A. degree from the Amos Tuck School at Dartmouth College and received his Chartered Financial Analyst designation in 1995.

Andrew J. Sossen has been the Company’s Chief Operating Officer since July 2011 and the Company’s General Counsel, Chief Compliance Officer, Secretary and Executive Vice President since January 2010. Prior to joining the Company, Mr. Sossen served from 2006 to 2009 as the General Counsel of KKR & Co.’s asset management business and of KKR Financial Holdings LLC, a publicly traded specialty finance company, where he was a member of senior management and was integrally involved in the policy and strategic decision-making, as well as the day-to-day operations, of the businesses. Mr. Sossen previously served as a trustee of Starwood Waypoint Residential Trust, a publicly traded real estate investment trust (“SWAY”). Mr. Sossen’s career began at Simpson Thacher & Bartlett LLP, where he was a member of the firm’s corporate department, specializing in capital markets and mergers and acquisitions. Mr. Sossen received both a Juris Doctor and a Bachelor of Arts degree from the University of Pennsylvania.

Rina Paniry has been the Company’s Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer since May 2014. She has also served as an employee of Starwood Capital Operations, LLC since May 2014. Previously, Ms. Paniry served from 2013 to 2014 as the Chief Financial Officer and from 2006 to 2013 as the Chief Accounting Officer of LNR Property LLC (“LNR Property”), a wholly owned subsidiary of the Company that was acquired by the Company in 2013. Prior to joining LNR Property, she spent 11 years at Deloitte & Touche in various roles, principally in the real estate industry and in the functional areas of audit and mergers and acquisitions. Ms. Paniry is a Certified Public Accountant in Florida. Ms. Paniry received a Bachelor of Accounting degree and a Master of Accounting degree from Florida International University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 10, 2016 with respect to:

•	each of the Company’s directors and director nominees;
•	each of the Company’s named executive officers; and
•	all of the Company’s directors, director nominees and executive officers as a group.

Except as indicated in the table below, the business address of each person listed in the table below is the address of our principal executive offices, Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830.

Directors and Named Executive Officers	Amount and Nature Of Beneficial Ownership	Percent of Class
Richard D. Bronson(1)(2)	44,354	*
Jeffrey F. DiModica(3)	141,481	*
Jeffrey G. Dishner	244,776	*
Camille J. Douglas(1)	20,354	*
Solomon J. Kumin(4)	10,062	*
Rina Paniry	50,734	*
Andrew J. Sossen	110,553	*
Barry S. Sternlicht(5)	6,215,296	2.6%
Strauss Zelnick(1)(6)	37,354	*
Directors and Executive Officers as a Group (9 persons)	6,874,964	2.9%
*	Less than 1%
(1)	Includes 20,354 shares of restricted Common Stock granted to non-executive directors pursuant to the Director Stock Plan.
(2)	Includes 15,000 shares owned by Mr. Bronson’s spouse.
(3)	Includes 5,542 shares of restricted Common Stock granted to Mr. DiModica when he was a non-executive director pursuant to the Director Stock Plan.
(4)	Includes 10,062 shares of restricted Common Stock granted to Mr. Kumin as a non-executive director pursuant to the Director Stock Plan.
(5)	Includes 253,421 shares owned in a trust of which Mr. Sternlicht is the trustee.
(6)	Includes 11,800 shares owned in trusts of which Mr. Zelnick is the trustee and includes 2,600 shares owned by Mr. Zelnick’s spouse.

The following table sets forth certain information relating to the beneficial ownership of our Common Stock by each person, entity or group known to the Company to be the beneficial owner of more than five percent of our Common Stock based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through March 10, 2016.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	17,734,424	7.5%
55 East 52nd Street New York, New York 10055
The Vanguard Group(2)	15,001,985	6.3%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
(1)	Based on information as of December 31, 2015 set forth in Schedule 13G/A filed with the SEC on February 10, 2016 by BlackRock, Inc., which has sole voting power with respect to 16,841,846 shares of Common Stock and sole dispositive power with respect to 17,734,424 shares of Common Stock.
(2)	Based on information as of December 31, 2015 set forth in Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, which has sole voting power with respect to 171,640 shares of Common Stock, shared voting power with respect to 8,000 shares of Common Stock, sole dispositive power with respect to 14,837,645 shares of Common Stock and shared dispositive power with respect to 164,340 shares of Common Stock.

Unless otherwise indicated, all shares set forth in the tables above are owned directly and the indicated person has sole voting and investment power with respect thereto. Unless otherwise indicated, the percentage of beneficial ownership is calculated based on 237,036,175 shares of Common Stock outstanding as of March 10, 2016. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares of our Common Stock the investor actually owns beneficially or of record;
•	all shares of our Common Stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares of our Common Stock the investor has the right to acquire within 60 days (such as shares of restricted Common Stock that are currently vested or which are scheduled to vest within 60 days).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

None of the named executive officers of the Company is currently an employee of the Company. We are managed by the Manager, pursuant to the terms of the Management Agreement. All of our named executive officers are employees of an affiliate of the Manager. Because the Management Agreement with the Manager provides that the Manager is responsible for managing the Company’s affairs, the Company’s Chief Executive Officer and each of its other current executive officers (other than Ms. Paniry), each of whom is an executive of Starwood Capital Group or an affiliate thereof, do not receive cash compensation from the Company for serving as the Company’s executive officers. Instead, the Company pays the Manager management fees and reimbursements, as described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Management Agreement,” and, at the discretion of the Compensation Committee of the Board of Directors, the Company may also grant the Manager equity-based awards, as described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Grants of Equity Compensation to the Manager.” Mr. Sternlicht, our Chairman and Chief Executive Officer, does not receive any direct compensation from the Manager or the Company for his services as Chairman and Chief Executive Officer of the Company, and the Company does not reimburse Starwood Capital Group or any of its affiliates for compensation paid to Mr. Sternlicht. Mr. Sternlicht is, however, the controlling equityholder of the parent of the Manager and accordingly has an interest in the fees paid and equity awards granted to the Manager.

The Company also considers the results of the stockholder advisory vote on executive compensation. More than 98% of the votes cast at our 2015 annual meeting of stockholders voted to approve, on an advisory basis, our executive compensation. The Company did not make any change to the Company’s executive compensation program in response to this advisory vote.

Cash Compensation

We have not paid directly, and do not intend to pay directly, any cash compensation to our named executive officers (other than Ms. Paniry). Mr. Sossen, the Company’s Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President has been seconded to the Company by an affiliate of the Manager under the terms of the Secondment Agreement, dated effective as of January 1, 2014 (the “Sossen Secondment Agreement”), between such affiliate of the Manager and the Company, pursuant to which the Company reimburses the affiliate of the Manager for a portion of its expenses incurred in connection with his service in these roles, including annual base salary and annual cash bonus (as well as employee benefit costs and any related employee withholding taxes). Ms. Paniry, the Company’s Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer, has similarly been seconded to the Company by an affiliate of the Manager under the terms of the Secondment Agreement, dated effective as of January 1, 2014 (the “Paniry Secondment Agreement”), among such affiliate of the Manager, the Company and LNR Property, but the Company and certain of its subsidiaries directly pay the expenses incurred in connection with her service in these roles, including annual base salary and annual cash bonus (as well as employee benefit costs and any related employee withholding taxes). For additional details, see the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Management Agreement—Reimbursement of Expenses.”

Mr. DiModica’s annual base salary for 2015 was $400,000 and his cash bonus for 2015 was $1,800,000. Mr. Sossen’s annual base salary for 2015 was $350,000 and his cash bonus for 2015 was $1,200,000. Ms. Paniry’s annual base salary for 2015 was $600,000 and her cash bonus for 2015 was $800,000.

Mr. Dimodica’s, Mr. Sossen’s and Ms. Paniry’s annual base salaries were recommended by our Chairman and Chief Executive Officer in consultation with the Manager based on a general understanding of compensation practice in our industry, as well as anticipated salary requirements of other candidates who could potentially fill the positions. The Compensation Committee reviewed Mr. DiModica’s annual base salary for 2015 and reviewed and approved Mr. Sossen’s and Ms. Paniry’s annual base salaries for 2015. Mr. DiModica’s, Mr. Sossen’s and Ms. Paniry’s cash bonuses for 2015 were recommended by our Chairman and Chief Executive Officer in consultation with the Manager, with the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee’s independent outside compensation consultant, based upon a review of compensation paid by the Compensation Peer Group (as defined below) for comparable positions as well as broader industry compensation levels (including an evaluation of industry survey data provided by Meridian), as described below under “—Independent Compensation Consultant.” The Compensation Committee reviewed Mr. DiModica’s cash bonus for 2015 and reviewed and approved Mr. Sossen’s and Ms. Paniry’s cash bonuses for 2015. In approving Mr. Sossen’s and Ms. Paniry’s cash bonuses, the Compensation Committee targeted amounts approximately equal to the midpoint of the market data, including Compensation Peer Group and survey data.

Approximately 26% of the cash compensation paid to our named executive officers was for fixed pay (i.e., base salary) and approximately 74% was for incentive pay (i.e., cash bonus). The Compensation Committee did not apply any fixed metrics in determining the amount of the applicable cash bonuses to be paid for 2015. Rather it took into consideration a range of factors, including the performance of the Company’s common stock, profitability of the Company, investment activity of the Company, management of the Company’s capital structure and acquisitions and dispositions completed during the year.

Equity-Based Compensation

The Compensation Committee may, from time to time pursuant to our equity incentive plans, grant our named executive officers certain equity-based awards, including stock options, restricted shares of Common Stock, restricted stock units, dividend equivalent rights and other equity-based awards. These awards are designed to align the interests of our named executive officers with those of our stockholders, by allowing our named executive officers to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements over a number of years, and are designed to promote the retention of management and to achieve strong performance for the Company. These awards provide a further benefit to us by enabling our Manager to attract, motivate and retain talented individuals to serve as our executive officers.

In 2015, the Company granted 43,725 restricted shares of Common Stock to Mr. Sossen, which have vested or will vest in 50% installments on March 18, 2016 and September 18, 2017, subject to Mr. Sossen’s continued service to the Company, pursuant to the Equity Plan. In 2015, the Company granted 34,897 restricted shares of Common Stock to Ms. Paniry, of which (i) 32,794 restricted shares have vested or will vest in 50% installments on March 18, 2016 and September 18, 2017 and (ii) 2,103 restricted shares will vest annually in equal amounts over a three-year period that began on March 16, 2016, subject to Ms. Paniry’s continued service to the Company, pursuant to the Equity Plan. In determining the equity-based awards for 2015, the Compensation Committee did not apply any fixed metrics. Rather, similar to its determination of the applicable cash bonuses for 2015, it took into consideration a range of factors, including the performance of the Company’s common stock, profitability of the Company, investment activity of the Company, management of the Company’s capital structure and acquisitions and dispositions completed during the year. Mr. Sossen’s and Ms. Paniry’s equity-based awards for 2015 were recommended by our Chairman and Chief Executive Officer. The Compensation Committee also considered input from Meridian, its independent outside compensation consultant, as described below under “—Independent Compensation Consultant.”

In addition, in 2015, our Manager granted 102,208 restricted stock units to Mr. DiModica, which will vest in annual installments over a three-year period that began on March 31, 2015.

Indemnification

We have also entered into an indemnification agreement with each of our named executive officers that provides for indemnification, to the fullest extent permitted by applicable law and subject to certain conditions, with respect to certain expenses and claims that such named executive officer incurs or becomes party to by reason of the fact that such named executive officer is or was an officer, director, trustee, employee or agent of the Company or any of our subsidiaries or affiliates. Pursuant to such indemnification agreements, our named executive officers may also obtain advancement of certain of such expenses. Such indemnification will be reduced to the extent that such directors are indemnified under the directors’ and officers’ liability insurance maintained by the Company. A copy of the form of such indemnification agreements is an exhibit to the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2015, as filed with the SEC.

Role of Compensation Committee

The Compensation Committee reviews and, where applicable, approves base salary and target bonus levels as well as any equity-based awards to be made to our named executive officers based on recommendations from the Company’s Chairman and Chief Executive Officer and outside compensation consultants. Information on the

Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the section of this Proxy Statement entitled “Corporate Governance—Board and Committee Meetings—Compensation Committee.”

Independent Compensation Consultant

Meridian provides executive compensation consulting services to the Compensation Committee. Meridian:

•	participates in the design of the Company’s executive compensation programs;
•	provides and reviews market data and advises the Compensation Committee on setting executive compensation levels and the competitiveness and reasonableness of the Company’s executive compensation program;
•	reviews and advises the Compensation Committee regarding the elements of the Company’s executive compensation program, as relative to the Company’s peers; and
•	reviews and advises the Compensation Committee regarding director compensation.

In 2015, as part of the review of Mr. Sossen’s and Ms. Paniry’s compensation, Meridian assisted the Compensation Committee with comparing previous executive compensation levels to (a) the executive compensation levels at 16 other publicly traded real estate investment trusts and specialized finance companies that have characteristics that are similar to those of the Company (the “Compensation Peer Group”) and (b) executive compensation levels in the broader industry (based on general industry survey data provided by Meridian). The companies currently comprising the Compensation Peer Group are:

American Capital, Ltd.
Annaly Capital Management, Inc.
Apollo Commercial Real Estate Finance, Inc.
Ares Commercial Real Estate Corporation
Blackstone Mortgage Trust, Inc.
Capstead Mortgage Corporation
Colony Financial, Inc.
iStar Financial Inc.
Ladder Capital Corp
MFA Financial, Inc.
NorthStar Realty Finance Corp.
RAIT Financial Trust
Realty Income Corporation
Redwood Trust, Inc.
Spirit Realty Capital, Inc.
W. P. Carey Inc.

Meridian does not provide any other services to the Company or the Manager.

Role of Chief Executive Officer

As noted above, the Compensation Committee is responsible for reviewing and, where applicable, approving compensation for our named executive officers. Our Chairman of the Board and Chief Executive Officer, Mr. Sternlicht, annually reviews the performance of each member of senior management (other than Mr. Sternlicht’s own performance). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity-based grants, if any, are presented by Mr. Sternlicht to the Compensation Committee. All decisions for 2015 made by the Compensation Committee with respect to the named executive officers (other than Mr. Sternlicht) were made after deliberation with Mr. Sternlicht. As noted elsewhere in this Proxy Statement, Mr. Sternlicht does not receive any direct compensation for his services as Chairman and Chief Executive Officer of the Company, and the Company does not reimburse Starwood Capital Group or any of its affiliates for compensation paid to Mr. Sternlicht. Mr. Sternlicht is, however, the controlling equityholder of the parent of the Manager and accordingly has an interest in the fees paid and equity awards granted to the Manager.

In addition, at various times during the year at the request of the Compensation Committee, Mr. Sternlicht, our Chairman and Chief Executive Officer, attended Compensation Committee meetings, or portions of Compensation Committee meetings, to provide the Compensation Committee with information regarding the Company’s operational performance, financial performance or other topics requested by the Compensation Committee to assist the Compensation Committee in making its compensation decisions.

Role of Manager

As noted elsewhere in this Proxy Statement, the Company does not pay any cash compensation to our named executive officers (other than Ms. Paniry). Rather, cash compensation is paid to such named executive officers, other than Mr. Sternlicht, by the Manager or its affiliates. Mr. Sternlicht receives no cash compensation for his service as our Chairman and Chief Executive Officer, although, as the controlling equityholder of the parent of the Manager, he has an interest in the fees paid and equity awards granted to the Manager. The Company reimburses an affiliate of the Manager for a portion of Mr. Sossen’s cash compensation, in a total amount for 2015 of $1,550,000. No reimbursement is made for Mr. DiModica’s cash compensation. In addition, equity awards are granted to Mr. DiModica by the Manager or its affiliates. No portion of the management fee is allocated to compensation paid by the Manager or its affiliates to our named executive officers.

The Manager provides the day-to-day management of the Company’s operations. This arrangement enables the Company to have access to the Manager’s more than 1,500 employees around the globe to provide transaction flow and insight into economic and local market trends. In addition, this arrangement gives the Company access to the Manager’s seasoned executive team, which has an average of 29 years of industry experience. We believe that this arrangement has contributed significantly to our success. The management fee compensates the Manager for these services that it provides to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A included in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard D. Bronson (Chairperson)
Solomon J. Kumin
Strauss Zelnick

Summary Compensation Table

The following table provides information regarding compensation earned by each of the Company’s named executive officers for the calendar year ended December 31, 2015, as well as for the calendar years ended December 31, 2014 and 2013. As described in the CD&A included in this Proxy Statement, none of the named executive officers of the Company are employees of the Company and the Company did not directly pay any cash compensation to the named executive officers (other than Ms. Paniry) for or in such calendar years. The cash amounts shown for Mr. Sossen include the portion of his compensation paid by an affiliate of the Manager for which the Company reimbursed such affiliate of the Manager for his services for the year in question. The Company does not pay or make any reimbursement with respect to Mr. DiModica’s compensation.

Name and Principal Position	Calendar Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Barry S. Sternlicht	2015	—	—		—		—	—	—
Chairman and Chief Executive Officer(1)	2014	—	—		—		—	—	—
	2013	—	—		—		—	—	—
Jeffrey F. DiModica	2015	$400,000	$1,800,000		$2,500,008	(3)	—	—	$4,700,008
President(2)	2014	$176,923	$796,500		—		—	—	$973,423
Andrew J. Sossen	2015	$350,000	$1,200,000		$908,606	(4)	—	—	$2,458,606
Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President	2014	$300,000	$1,450,000	(5)	$500,006		—	—	$2,250,006
	2013	$300,000	$1,100,000		$694,000		—	—	$2,094,000

Rina Paniry	2015	$600,000	$800,000		$852,150	(7)	—	—	$2,252,150
Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer(6)	2014	$534,140	$450,000		$424,676		—	—	$1,408,816
(1)	Mr. Sternlicht does not receive any direct compensation from the Manager or the Company for his services as Chairman and Chief Executive Officer of the Company, and the Company does not reimburse Starwood Capital Group or any of its affiliates for compensation paid to Mr. Sternlicht. Mr. Sternlicht is, however, the controlling equityholder of the parent of the Manager and accordingly has an interest in the fees paid and equity awards granted to the Manager.
(2)	Mr. DiModica was appointed as the Company’s President effective as of September 18, 2014.
(3)	On May 18, 2015, Mr. DiModica received from our Manager an annual award of 102,208 restricted stock units. The amount reported in this column is based on a closing price of $24.46 per share of Common Stock on the date of grant.
(4)	On December 17, 2015, Mr. Sossen received an annual award of 43,725 restricted shares of Common Stock. The amount reported in this column is based on a closing price of $20.78 per share of Common Stock on the date of grant.
(5)	Mr. Sossen received $250,000 of his 2014 cash bonus subsequent to the filing of the proxy statement for the 2015 annual meeting of stockholders.
(6)	Ms. Paniry was appointed as the Company’s Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer effective as of May 7, 2014.
(7)	On March 16, 2015, Ms. Paniry received a portion of her annual award equal to 2,103 restricted shares of Common Stock. The amount with respect to such portion reported in this column is based on a closing price of $23.78 per share of Common Stock. On May 18, 2015, Ms. Paniry received a portion of her annual award equal to 32,794 restricted shares of Common Stock. The amount with respect to such portion reported in this column is based on a closing price of $24.46 per share of Common Stock on the date of grant.

Grants of Plan-Based Awards During Calendar Year Ended December 31, 2015

The following table provides information regarding plan-based awards granted to the Company’s named executive officers during the calendar year ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock or Unit Awards ($)
Barry S. Sternlicht	N/A	—		—
Jeffrey F. DiModica
Restricted Stock Unit Award	May 18, 2015	102,208	(1)	$2,500,008
Andrew J. Sossen
Restricted Stock Award	December 17, 2015	43,725	(2)	$908,606
Rina Paniry
Restricted Stock Award	March 16, 2015	2,103	(3)	$50,009
Restricted Stock Award	May 18, 2015	32,794	(4)	$802,141
(1)	The restricted stock units received from our Manager by Mr. DiModica pursuant to this award will vest in annual installments over a three-year period that began on March 31, 2015.
(2)	The restricted shares received by Mr. Sossen pursuant to this award have vested or will vest in 50% installments on March 18, 2016 and September 18, 2017.
(3)	The restricted shares received by Ms. Paniry pursuant to this award will vest in annual installments over a three-year period that began on March 16, 2015.
(4)	The restricted shares received by Ms. Paniry pursuant to this award have vested or will vest in 50% installments on March 18, 2016 and September 18, 2017.

Outstanding Equity Awards at December 31, 2015

The following table provides information regarding outstanding equity awards of the Company’s named executive officers as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Barry S. Sternlicht	—		—
Jeffrey F. DiModica
Restricted Stock Unit Award	102,208	(1)	$2,101,396
Andrew J. Sossen
Restricted Stock Award	6,999	(2)	$143,899
Restricted Stock Award	43,725	(3)	$898,986
Rina Paniry
Restricted Stock Award	1,033	(4)	$21,238
Restricted Stock Award	6,063	(5)	$124,655
Restricted Stock Award	2,103	(6)	$43,238
Restricted Stock Award	32,794	(7)	$674,245
(1)	Reflects a restricted stock unit award granted by our Manager to Mr. DiModica which vests in annual installments over a three-year period that began on March 31, 2015. The number of Mr. DiModica’s restricted stock units that had not vested as of December 31, 2015 and the respective vesting dates for such restricted stock units are as follows: 34,069 on each of March 31, 2016 and March 31, 2017 and 34,070 on March 31, 2018.
(2)	Reflects a restricted stock award granted to Mr. Sossen which vests in quarterly installments over a three-year period that began on March 18, 2014. The number of Mr. Sossen’s restricted shares that had not vested as of December 31, 2015 and the respective vesting dates for such restricted shares are as follows: 1,749 on each of March 18, 2016, June 18, 2016 and September 18, 2016 and 1,752 on December 18, 2016.
(3)	Reflects a restricted stock award granted to Mr. Sossen which has vested or will vest in 50% installments on March 18, 2016 and September 18, 2017, respectively. The number of Mr. Sossen’s restricted shares that had not vested as of December 31, 2015 and the respective vesting dates for such restricted shares are as follows: 21,862 on March 18, 2016 and 21,863 on September 18, 2017.
(4)	Reflects a restricted stock award granted to Ms. Paniry which vests in quarterly installments over a three-year period that began on March 31, 2014. The number of Ms. Paniry’s restricted shares that had not vested as of December 31, 2015 and the respective vesting dates for such restricted shares are as follows: 258 on each of March 31, 2016, June 30, 2016 and September 30, 2016 and 259 on December 31, 2016.
(5)	Reflects a restricted stock award granted to Ms. Paniry which vests in quarterly installments over a three-year period that began on June 30, 2014. The number of Ms. Paniry’s restricted shares that had not vested as of December 31, 2015 and the respective vesting dates for such restricted shares are as follows: 1,212 on each of March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016 and 1,215 on March 31, 2017.
(6)	Reflects a restricted stock award granted to Ms. Paniry which vests in annual installments over a three-year period that began on March 16, 2015. The number of Ms. Paniry’s restricted shares that had not vested as of December 31, 2015 and the vesting dates for such restricted shares are as follows: 701 on each of March 16, 2016, March 16, 2017 and March 16, 2018.
(7)	Reflects a restricted stock award granted to Ms. Paniry which has vested or will vest in 50% installments on March 18, 2016 and September 18, 2017, respectively. The number of Ms. Paniry’s restricted shares that had not vested as of December 31, 2015 and the vesting dates for such restricted shares are as follows: 16,397 on each of March 18, 2016 and September 18, 2017.
(8)	The amount reported in this column is based on a closing price of $20.56 per share of Common Stock on December 31, 2015.

Stock Vested in Calendar Year Ended December 31, 2015

The following table provides information for each named executive officer with respect to the vesting of stock awards during the calendar year ended December 31, 2015 and the value realized upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Barry S. Sternlicht	—	—
Jeffrey F. DiModica	—	—
Andrew J. Sossen	15,330	$333,234
Rina Paniry	5,880	$127,816
(1)	Represents the vesting of restricted stock awards under the Equity Plan.
(2)	Value realized on vesting of restricted stock awards is the fair market value on the date of vesting. Fair market value is based on the closing price of the Company’s Common Stock as reported by the NYSE.

Potential Payments upon Termination of Employment

The Company does not have any employment agreements with any of its named executive officers and is not obligated to make any payments to them upon termination of employment. In the event that the employment of a named executive officer of the Company is terminated, such named executive officer will forfeit any and all unvested restricted stock awards that he or she has been granted by the Company under the Equity Plan.

Potential Post-Employment Payments and Payments upon Change in Control

None of the Company’s named executive officers has the right to terminate employment and receive severance payments from the Company and the Company is not required to make payments to a named executive officer upon a change of control. However, all unvested restricted stock awards that the Company has granted under the Equity Plan will vest immediately upon a change of control (as defined in the Equity Plan). Assuming for the sake of analysis that the triggering event took place on December 31, 2015, the value of the vested restricted stock awards for each named executive officer would be the same as the respective values set forth in the second column of the table presented in the section of this Proxy Statement entitled “—Outstanding Equity Awards at December 31, 2015.”

We have not included tables for pension benefits or nonqualified deferred compensation because, due to the limited nature of our compensation program, we have nothing to report with respect to these items.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of our Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2015.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,302,850	N/A	2,668,190
Equity compensation plans not approved by security holders	—	—	—
Total	1,302,850	N/A	2,668,190

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons beneficially owning more than ten percent of a registered class of the Company’s equity securities to file reports of beneficial ownership and changes in such ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These persons are also required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on the Company’s review of the copies of such Forms it has received, the Company believes that all its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the calendar year ended December 31, 2015, other than the filing of (a) a Form 4 for Ms. Paniry reporting one transaction, which was inadvertently filed late on March 24, 2015 on behalf of Ms. Paniry, (b) a Form 4 for Mr. Sternlicht reporting one transaction, which was inadvertently filed late on May 28, 2015 on behalf of Mr. Sternlicht, (c) a Form 4 for Ms. Paniry reporting one transaction, which was inadvertently filed late on July 6, 2015 on behalf of Ms. Paniry and (d) a Form 4 for Mr. DiModica reporting 19 transactions, which was inadvertently filed late on September 28, 2015 on behalf of Mr. DiModica. The Company has recently evaluated the cause of such delinquent filings and is putting in place controls to prevent future delinquent filings.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.” More than 98% of the votes cast at the 2015 annual meeting of stockholders voted to approve our executive compensation. At the 2011 annual meeting of stockholders, we asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years (a vote commonly referred to as a “say-on-frequency vote”). Because at such 2011 annual meeting of stockholders our stockholders voted in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. While we plan to hold another say-on-frequency vote at our 2017 annual meeting of stockholders, we expect to hold a say-on-pay vote on an annual basis in the foreseeable future.

As described in the CD&A included in this Proxy Statement, none of the named executive officers of the Company are employees of the Company and the Company has not directly paid, and does not intend to directly pay, any cash compensation to the named executive officers (other than Ms. Paniry). However, we are charged by an affiliate of the Manager for certain of its expenses incurred in employing certain of our named executive officers. Additionally, from time to time we may grant to our named executive officers equity-based awards pursuant to our equity incentive plans, which we believe serve to align the interests of named executive officers with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that Starwood Property Trust, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is an advisory vote, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when making decisions regarding executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

Deloitte & Touche LLP, independent certified public accountants, served as the independent registered public accounting firm of the Company and its subsidiaries for the calendar year ended December 31, 2015. The Audit Committee has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting.

Although there is no requirement that Deloitte & Touche LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the stockholders choose not to ratify the appointment of Deloitte & Touche LLP. The Audit Committee may terminate the appointment of Deloitte & Touche LLP as our independent registered public accounting firm without the approval of the stockholders whenever the Audit Committee deems such termination appropriate.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. The representatives of Deloitte & Touche LLP will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

The Board of Directors and its Audit Committee recommend a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the calendar year ending December 31, 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 18, 2016, the Audit Committee appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016, subject to stockholder ratification. The Audit Committee considered the non-audit services provided by Deloitte & Touche LLP and determined that the provision of such services was compatible with maintaining Deloitte & Touche LLP’s independence.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP with respect to the Company’s annual financial statements for the calendar years ended December 31, 2015 and 2014 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2015	2014
Audit Fees(1)	$2,000,989	$1,887,865
Audit Related Fees(2)	$5,753	$2,200
Tax Fees(3)	$523,247	$493,377
All Other Fees(4)	$164,400	$299,260
Total Fees	$2,694,389	$2,682,702
(1)	Audit Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, fees for the audits and quarterly reviews of the consolidated financial statements filed with the SEC in annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as statutory audits and review of documents filed with the SEC, including certain Form 8-K filings.
(2)	Audit Related Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, fees for the Company’s subscription to Deloitte & Touche LLP’s online accounting and reporting technical library.
(3)	Tax Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, fees for professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, fees in connection with convertible debt and equity offerings and certain other transactions completed during the years.

Pre-Approval Policies for Services of Independent Registered Public Accounting Firm

In accordance with Audit Committee policy and requirements of law, the Audit Committee pre-approves all services to be provided by the independent registered public accounting firm, including all audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chairperson to pre-approve additional services and, if the Chairperson of the Audit Committee pre-approves a service pursuant to this authority, he or she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other firms as needed.

For the calendar years ended December 31, 2015 and 2014, all services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee pursuant to such policies.

Procedures

Requests or applications to provide services that require specific approval by the Audit Committee or its Chairperson will be submitted to the Audit Committee or its Chairperson, as the case may be, by both the independent registered public accounting firm and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence and the requested services are not non-audit services prohibited by the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

The Company is party to the Management Agreement with the Manager, pursuant to which the Manager provides the day-to-day management of the Company’s operations. The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the policies and the investment guidelines that are approved and monitored by the Company’s Board of Directors. The Management Agreement had an initial three-year term and is now renewed for one-year terms unless terminated by either the Company (upon payment of a termination fee if terminated without cause per the terms of the Management Agreement) or the Manager.

Base Management Fee

The Company pays the Manager a base management fee in an amount equal to 1.5% of the Company’s stockholders’ equity, per annum, calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, the Company’s stockholders’ equity means: (a) the sum of (i) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (ii) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase its Common Stock since inception. It also excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and the Company’s Independent Directors and approval by a majority of the Company’s Independent Directors. As a result, the Company’s stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on the Company’s financial statements. The Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are the Company’s officers, receive no cash compensation directly from the Company. The management fee is payable independent of the performance of the Company’s portfolio.

The management fee of the Manager is calculated within 30 days after the end of each quarter and such calculation is promptly delivered to the Company. The Company is obligated to pay the management fee in cash within five business days after delivery to the Company of the written statement of the Manager setting forth the computation of the management fee for such quarter.

Incentive Fee

The Company pays the Manager an incentive fee with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (a) the product of (i) 20% and (ii) the difference between (1) the Company’s Core Earnings (as defined below) for the previous 12-month period, and (2) the product of (A) the weighted average of the issue price per share of Common Stock of all of the Company’s public offerings of Common Stock multiplied by the weighted-average number of all shares of Common Stock outstanding (including any restricted stock units, any restricted shares of Common Stock and any other shares of Common Stock underlying awards granted under the Company’s equity incentive plans) in the previous 12-month period, and (B) 8% and (b) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that (x) no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero and (y) as provided in an amendment to the Management Agreement entered into on December 4, 2014 to account for the SWAY Spin-Off (as defined below), for purposes of clause (a)(i)(2)(A) above, on and after January 31, 2014, the computation of the weighted-average issue price per share of Common Stock is decreased to give effect to the book value per share on January 31, 2014 of the assets of SWAY, and the computation of the average number of shares of Common Stock outstanding is decreased by the weighted-average number of shares of SWAY distributed in the SWAY Spin-Off on January 31, 2014.

“Core Earnings” is a non-GAAP measure and is defined as GAAP net income (loss) excluding (a) non-cash equity compensation expense, (b) the incentive fee, (c) depreciation and amortization of real estate and associated intangibles, (d) losses on extinguishment of debt, (e) acquisition costs associated with successful acquisitions, (f) any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (g) one-time events pursuant to changes in GAAP and (h) certain other non-cash adjustments, in each case after discussions between the Manager and the Company’s Independent Directors and after approval by a majority of the Company’s Independent Directors.

Reimbursement of Expenses

The Company is required to reimburse the Manager for the expenses described below. Expense reimbursements to the Manager are made in cash on a monthly basis following the end of each month. The Company’s reimbursement obligation is not subject to any dollar limitation. Because the Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, the Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

The Company also pays all operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. The expenses required to be paid by the Company include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of the Company’s investments;
•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;
•	costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;
•	expenses connected with communications to holders of the Company’s securities or of the Company’s subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company;
•	expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of the Company’s custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;
•	costs and expenses incurred in contracting with third parties;
•	all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or its investments separate from the office or offices of the Manager;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s securities or of the Company’s subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any subsidiary, or against any trustee, director, partner, member or officer of the Company or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and
•	all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under the Management Agreement.

The Company and its subsidiaries do not reimburse the Manager or its affiliates for the salaries and other compensation of its personnel (including pursuant to the Paniry Secondment Agreement), except that, pursuant to the Sossen Secondment Agreement, the Company is responsible for reimbursing a portion of an affiliate of the Manager’s expenses incurred in connection with Mr. Sossen’s service as the Company’s Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President, including annual base salary, annual cash bonus, employee benefits and any related employee withholding taxes.

In addition, the Company may be required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for the Company’s operations.

Fees Incurred and Paid for 2015

For the calendar year ended December 31, 2015, the Company incurred $59.2 million in base management fees. The Company incurred $37.7 million in incentive compensation payable to the Manager during the calendar year ended December 31, 2015. However, the total incentive fee paid during the calendar year ended December 31, 2015 was $34.8 million, of which one half was paid in Common Stock, as required by the Management Agreement. In February 2016, an additional $21.8 million of the total incentive fee was paid, one half of which was similarly paid in Common Stock. The Company also was obligated to reimburse the Manager for $7.0 million of certain expenses incurred on the Company’s behalf during 2015.

Grants of Equity Compensation to the Manager

Under the Company’s equity incentive plans, our Compensation Committee is authorized to approve grants of equity-based awards to the Company’s officers or directors and to the Manager and its personnel and affiliates. On October 10, 2012, concurrently with the closing of a public offering of Common Stock, the Company granted to the Manager 875,000 restricted stock units. This award of restricted stock units vested ratably on a quarterly basis over a three-year period that began on December 31, 2012. On January 2, 2014, the Company granted to the Manager 2,000,000 restricted stock units. This award of restricted stock units vests ratably on a quarterly basis over a three-year period that began on March 31, 2014. On January 31, 2014, in connection with the SWAY Spin-Off, the Company granted to the Manager 489,281 restricted stock units. Of these restricted stock units, 99,480 vested ratably on a quarterly basis over a 21-month period that began on March 31, 2014 and 389,801 vest ratably over a three-year period that began on March 31, 2014. On May 18, 2015, the Company granted to the Manager 675,000 restricted stock units. This award of restricted stock units vests ratably on a quarterly basis over a three-year period that began on June 30, 2015. These awards of restricted stock units, once vested, are settled in shares of Common Stock. The Manager is entitled to receive “distribution equivalents” with respect to these restricted stock units, whether or not vested, at the same time and in the same amounts as distributions are paid to the Company’s holders of Common Stock.

The Company’s Chief Executive Officer is also an executive of Starwood Capital Group. As a result, the Management Agreement between the Company and the Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to the Company as if it had been negotiated with an unaffiliated third party. The Management Agreement is intended to provide the Company with access to the Manager’s pipeline of investment opportunities and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

Mammoth Mountain Ski Area Participation Interest

In March 2015, the Company sold its entire interest, consisting of a $35.0 million participation interest in a $75.0 million subordinate loan (the “Mammoth Loan”), at par to Mammoth Mezz Holdings, LLC, an affiliate of our Manager. The Company purchased the Mammoth Loan in April 2011 from an independent third party and a syndicate of financial institutions and other entities acting as subordinate lenders to Mammoth Mountain Ski Area, LLC (“Mammoth”). The Mammoth Loan had a term of up to six years and, during 2015, an interest rate of 13.25%. Mammoth is a single-purpose, bankruptcy remote entity that is owned and controlled by Starwood Global Opportunity Fund VII-A, L.P., Starwood Global Opportunity Fund VII-B, L.P., Starwood U.S. Opportunity Fund VII-D, L.P. and Starwood U.S. Opportunity Fund VII-D-2, L.P. (collectively, the “Mammoth Sponsors”). Each of the Mammoth Sponsors is indirectly wholly owned by Starwood Capital Group Global I, LLC., an affiliate of our Chief Executive Officer and the Manager (“SCGG I”). The Company’s sale of its participation interest in the Mammoth Loan was approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

701 Seventh Avenue Financing and Refinancing

In October 2012, the Company and Starwood Distressed Opportunity Fund IX, an affiliate of our Chief Executive Officer and the Manager (“Fund IX”), co-originated a $475.0 million first mortgage and mezzanine loan (the “701 Seventh Avenue Financing”) for the acquisition and redevelopment of a 10-story retail building located at 701 Seventh Avenue in the Times Square area of Manhattan (the “701 Seventh Avenue Property”) through a joint venture.

In January 2014, the Company and a third party partner refinanced the 701 Seventh Avenue Financing with an $815.0 million first mortgage and mezzanine financing to facilitate the further development of the 701 Seventh Avenue Property (the “701 Seventh Avenue Refinancing”). Fund IX did not participate in the 701 Seventh Avenue Refinancing. As such, the joint venture distributed $31.6 million to Fund IX for the liquidation of Fund IX’s interest in the joint venture. Additionally, the 701 Seventh Avenue Refinancing triggered the issuance to the lenders of a 20% passive equity interest (the “Passive Equity Interest”) in the 701 Seventh Avenue Property in accordance with the terms of the 701 Seventh Avenue Financing. The Company and Fund IX own 75% and 25% of a joint venture, respectively, which owns 75% of the entity holding such Passive Equity Interest.

The 701 Seventh Avenue Financing and the 701 Seventh Avenue Refinancing were approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.

SEREF and Private Account Transactions

In 2012, the Company acquired 9,140,000 ordinary shares for approximately $14.7 million in Starwood European Real Estate Finance Limited, a debt fund that is managed by an affiliate of the Manager and is listed on the London Stock Exchange (“SEREF”), in connection with SEREF’s initial public offering (the “SEREF Investment”), which equated to approximately 4% ownership of SEREF. As of December 31, 2015, the Company’s shares represented an approximate 3% ownership interest in SEREF.

Subsequently in 2012, the Company, SEREF and an unaffiliated third party co-originated a GBP-denominated junior mezzanine loan in the amount of $158.1 million for the refinancing of the Maybourne Hotel Group’s mezzanine debt (the “Maybourne Refinancing”). The Company and SEREF owned a 50% pari passu interest, of which the Company’s and SEREF’s shares were $48.4 million and $30.6 million, respectively. The Company funded $48.0 million at the close, net of deferred fees. At the time, the Maybourne Refinancing bore interest at three-month LIBOR plus 11.65%. In January 2015, the Maybourne Refinancing was restructured to reduce the participation interest and margin of each of the Company and SEREF. Following the restructuring, the Company held a participation interest in the Maybourne Refinancing equal to $26.7 million, which paid interest at three-month LIBOR plus 8.81%. The Maybourne Refinancing was paid off in full in October 2015.

In August 2013, the Company co-originated GBP-denominated first mortgage and mezzanine loans (the “Battersea Park Loans”) with SEREF. The Battersea Park Loans are collateralized by a development of a 109-unit retirement community and a 30-key nursing home in Battersea Park, London, England. The Company and SEREF committed $11.3 million and $22.5 million, respectively, for the two Battersea Park Loans. The first mortgage loan bears interest at 5.02% and the mezzanine loan bears interest at 15.12%, and each has a term of three-years.

In September 2013, the Company co-originated a EUR-denominated first mortgage loan with SEREF (the “Finland Loan”). The Finland Loan was for a total commitment of $126.3 million, which was funded in two tranches. In September 2013, the Company funded $53.8 million of such total commitment. The Finland Loan bears interest at three-month EURIBOR plus 7.00% and was originally secured by a portfolio of approximately 225 retail properties located throughout Finland. The Finland Loan matures in October 2016.

In October 2013, the Company co-originated a GBP-denominated $467.2 million first mortgage loan with SEREF that is secured by the Heron Tower in London, England (the “Heron Tower Loan”). The facility was advanced in October 2013 in a single utilization, with SEREF taking $29.2 million of the total advance. The most senior tranche funded by the Company, which is of $340.6 million, carries a return of LIBOR plus 3.90% and the other tranche funded by the Company, which is of $97.3 million, carries a fixed rate of 5.61% per annum. The Heron Tower Loan matures in October 2018.

In October 2013, the Company co-originated a GBP-denominated first mortgage loan with SEREF that is secured by Centre Point, an iconic tower located in Central London, England (the “Centre Point Loan”). In November 2013, the Company funded $24.1 million of the initial $88.3 million funding and committed to future funding of $264.8 million. The first tranche funded carries interest at a fixed rate of 8.55% and the remaining tranches bear interest at three-month LIBOR (with a floor of 1.00%) plus 7.00%, unless the fixed rate option is elected. In December 2014, the Centre Pointe Loan was amended to increase the total commitment by $70.5 million, which made the Company’s total commitment equal to $329.1 million. The Centre Point Loan matures in December 2017.

In June 2014, the Company co-originated a GBP-denominated $173.2 million first mortgage loan with private funds affiliated with the Manager that is secured by Baltimore Wharf, a 46-story residential tower and 18-story housing development containing a total of 366 private residential and affordable housing units located in London, England (the “Baltimore Wharf Loan”). As of January 2016, the Company has funded $53.9 million of such commitment. The Baltimore Wharf Loan bears interest at one-month LIBOR (with a floor of 1.00%) plus 7.65% and matures in October 2017.

In July 2014, the Company co-originated a EUR-denominated $119.6 million mortgage loan with SEREF and other private funds affiliated with the Manager for the refinancing and refurbishment of a 239-key full service hotel located in Amsterdam, Netherlands (the “Amsterdam Loan”). The Amsterdam Loan provides for interest capitalization in an amount of up to $15.2 million. As of January 2016, the Company has funded $64.1 million of such commitment. The Amsterdam Loan bears interest at three-month EURIBOR (with a floor of 0.50%) plus 7.00% and matures in July 2016, subject to a one-year extension option if certain conditions are satisfied.

In December 2014, the Company co-originated a GBP-denominated $244.6 million mortgage loan with SEREF and other private funds affiliated with the Manager for the refinancing of the development of Aldgate Tower, a new Grade A office tower located in London, England (the “Aldgate Tower Loan” and, together with the SEREF Investment, Maybourne Refinancing, Battersea Park Loans, Finland Loan, Heron Tower Loan, Centre Point Loan, Baltimore Wharf Loan and Amsterdam Loan, the “SEREF and Private Account Transactions”). The Company’s participation interest in the Aldgate Tower Loan is equal to $169.1 million, bears interest at three-month LIBOR plus 4.50% and matures in December 2016.

The SEREF and Private Account Transactions were approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

LNR Property Acquisition

In April 2013, the Company completed the acquisition (the “LNR Property Acquisition”) of all the outstanding equity interests of LNR Property from Aozora Investments LLC (“Aozora”), CBR I LLC (“Cerberus”), iStar Marlin LLC (“iStar Marlin”), Opps VIIb LProp, L.P. (“Oaktree”) and VNO LNR Holdco LLC (together with Aozora, Cerberus, iStar Marlin and Oaktree, the “LNR Property Sellers”), for an initial agreed upon purchase price of $859 million pursuant to a purchase and sale agreement among the Company, LNR Property and the LNR Property Sellers (the “LNR Property Purchase Agreement”). The initial purchase price was reduced for transaction expenses and distributions occurring after September 30, 2012, resulting in cash consideration of approximately $730 million. LNR Property is a diversified real estate services and investment management company that, among other things, invests in commercial real estate securities, whole loans and equity. An additional $194 million was paid by SOF-IX U.S. Holdings, L.P., an affiliate of our Chief Executive Officer and the Manager (“SCG”), in connection with SCG’s acquisition of certain assets of LNR Property and its subsidiaries immediately prior to the completion of the LNR Property Acquisition, pursuant to a purchase and sale agreement among SCG, LNR Property and the LNR Property Sellers (the “CPG Purchase Agreement”). The assets acquired by SCG included, among other things, a 50% interest in LNR Property’s equity interest in Auction.com, a privately-held entity which provides services to sellers of residential, commercial, multi-family and hospitality properties, land and performing and non-performing notes and loan pools in an auction format.

In connection with the LNR Property Acquisition, the Company entered into several additional arrangements with SCG or its affiliates, including the following.

Side Letter Agreement

The Company and SCG entered into an agreement governing their relative rights and responsibilities under the LNR Property Purchase Agreement and the CPG Purchase Agreement (the “Side Letter Agreement”). Under the Side Letter Agreement, the Company and SCG generally agreed to allocate their obligations with respect to the deposits with the escrow agent and their rights with respect to indemnification and other payments in the proportion of 79.34% and 20.66%, respectively, which corresponds to their respective portions of the purchase price. The Company and SCG have also agreed under the Side Letter Agreement to cooperate with respect to the preparation and review of tax returns and other matters. As of December 31, 2014, the Company recognized a corresponding payable to SCG of $4.4 million. The Company’s obligation was released in September 2015.

Shared Services Agreement

A subsidiary of the Company and SCG entered into a shared services agreement that allows for the provision of certain transitional and shared services to LNR Property’s commercial property business, which was acquired by SCG (the “Shared Services Agreement” and, together with the Side Letter Agreement, the “SCG Ancillary Arrangements”). Under the Shared Services Agreement, the services are to be provided for a period of up to three years, and include general ledger support, human resources services and information technology support. The fees for each of these services vary depending upon the nature of the service being provided. In 2015, the subsidiary of the Company earned approximately $0.2 million in such fees from SCG.

The LNR Property Purchase Agreement, LNR Property Acquisition and the SCG Ancillary Arrangements were approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

B-Notes Purchase

In April 2013, the Company purchased two B-notes for $146.7 million from entities substantially all of whose equity was owned by an affiliate of the Manager (the “B-Notes Purchase”). The B-notes are secured by two Class-A office buildings located in Austin, Texas. In May 2013, the Company sold senior participation interests in the B-notes to a third party, generating $95.0 million in aggregate proceeds. The Company retained the subordinated interests. In October 2015, the Company sold one of the subordinated interests in the B-Notes to a third party, generating $29.2 million in aggregate proceeds. The B-Notes Purchase was approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

Regional Mall Securitization Investment

In December 2013, the Company acquired a subordinate CMBS investment in a securitization issued by several special purpose entities that are affiliates of the Manager and indirectly owned and controlled by Starwood Capital Group (the “Regional Mall Securitization Investment”). The Regional Mall Securitization Investment was acquired for $84.1 million and is secured by five regional malls in Ohio, California and Washington. The Regional Mall Securitization Investment was approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

SWAY Spin-Off

In January 2014, the Company completed the spin-off of SWAY (the “SWAY Spin-Off”), which contained the Company’s single-family residential business and was managed by SWAY Management LLC, an affiliate of Starwood Capital Group (the “SWAY Manager”). The SWAY Spin-Off was effected as a distribution by the Company of all of the common shares of SWAY to the stockholders of record of the Company pursuant to a separation and distribution agreement between the Company and SWAY (the “Separation and Distribution Agreement”). The Separation and Distribution Agreement provides a framework for the Company’s relationship with SWAY following the SWAY Spin-Off, including, among others, provisions that regard certain indemnification obligations, covenants regarding REIT status, the maintenance of director and officer liability insurance, the absence of competition restrictions, access to financial and other information and confidentiality. The Separation and Distribution Agreement and the SWAY Spin-Off were approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

In January 2016, Starwood Capital Group contributed all of its outstanding equity interests in the SWAY Manager to SWAY in exchange for a consideration consisting of 6,400,000 common units of SWAY’s operating partnership, Starwood Waypoint Residential Partnership, L.P., subject to certain lockup restrictions (the “SWAY Internalization”). Simultaneous with the SWAY Internalization, SWAY completed a merger with Colony American Homes, Inc., a Maryland corporation, and changed its name to Colony Starwood Homes.

SCG Core-Plus Investment

In October 2014, the Company committed $150.0 million for a 33% limited partner equity interest in SCG Core-Plus Retail Fund, L.P., an affiliate of the Manager (“SCG Core-Plus”), of which $132.0 million was funded in October 2014 (the “SCG Core-Plus Investment”). An unaffiliated third party has made an additional investment as a limited partner in SCG Core-Plus on substantially similar terms. During the year ended December 31, 2015, the Company received capital distributions of $17.1 million, which reduced the Company’s carrying value to $122.5 million as of December 31, 2015. SCG Core-Plus was established for the purpose of acquiring and operating four regional shopping malls located in Florida, Michigan, North Carolina and Virginia. All leasing services and asset management functions for the acquired properties are conducted by an affiliate of the Manager that specializes in redeveloping, managing and repositioning retail real estate assets. In addition, another affiliate of the Manager serves as the general partner of SCG Core-Plus. In consideration for its services, such general partner earns incentive distributions that are payable once the Company, along with the other limited partners, receives 100% of its capital and a preferred return of 8%. The SCG Core-Plus Investment was approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

Single-Borrower CMBS Investment

In March 2015, the Company purchased a subordinate single-borrower CMBS from a third party for $58.6 million which is secured by 85 U.S. hotel properties (the “Single-Borrower CMBS Investment”). The borrower is an affiliate of Fund IX, an affiliate of the Company’s Manager. The Single-Borrower CMBS Investment was approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

Other Related Party Arrangements

During 2015, the Company provided due diligence services to an affiliate of Starwood Global Opportunity Fund X, an affiliate of the Company’s Manager, for which the Company received fees of $0.7 million.

The Company’s Investing and Servicing Segment acquires properties from CMBS trusts, some of which are consolidated as variable interest entities (“VIEs”) on the Company’s balance sheet. During 2015, the Company acquired in aggregate $138.7 million of properties, $13.6 million of which were acquired as non-performing loans and subsequently converted to properties through foreclosure, from both consolidated and unconsolidated CMBS trusts.

The related party arrangements described above were approved by the Company’s non-executive directors in accordance with the Company’s related party transaction practice described below under “—Related Party Transaction Practice.”

Related Party Transaction Practice

The Board of Directors does not have a written policy regarding the approval of any related party transaction. However, it is the practice of the Board of Directors to seek approval of the non-executive directors for any related party transaction (which means any transaction or series of transactions in which the Company or any of its subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest) involving a potential conflict of interest.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2017 annual meeting of stockholders if they are received by the Company on or before December 2, 2016. Any proposal should be directed to the attention of the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s Secretary at the Company’s principal executive offices not later than the last date for submission of stockholder proposals under the Company’s Bylaws. In order for a proposal to be “timely” under the Company’s Bylaws, it must be received not less than 90 days (i.e., January 1, 2017) nor more than 120 days (i.e., December 2, 2016) prior to the first anniversary of the date of the mailing of the notice for the 2016 Annual Meeting, April 1, 2016; provided, however, that in the event that the date of the mailing of the notice for the 2017 Annual Meeting is advanced or delayed by more than 30 days from such anniversary date, notice by stockholders to be timely must be received not earlier than the 120th day prior to the date of mailing of the notice for the 2017 annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for the 2017 annual meeting of stockholders or the 10th day following the day on which disclosure of the date of mailing of the notice for the 2017 annual meeting of stockholders is made.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including a proposal omitted from this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding or would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (203) 422-7700 or send a written request to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. If you so request, we will have delivered the requested separate proxy statement and annual report promptly following our receipt of your request.

If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as set forth above.

By Order of the Board of Directors,

Andrew J. Sossen
Secretary

Dated: April 1, 2016
Greenwich, Connecticut

ANNUAL MEETING OF STOCKHOLDERS OF

STARWOOD PROPERTY TRUST, INC.

April 27, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement, proxy card and annual report on Form 10-K for the year ended December 31, 2015 are available at www.starwoodpropertytrust.com.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20630300000000000000 0 042716

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

UNINSTRUCTED SHARES WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. IF ANY OTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in full partnership name by an authorized person.